Exhibit 10.15

                          Confidential Treatment Requested indicates portions of
                                  this document have been redacted and have been
                                           separately filed with the Commission.


                 AMENDMENT TO CONTRACT MANUFACTURING AGREEMENT

This is an amendment to the Contract Manufacturing Agreement entered into and effective October 27, 1999 between Tarchominskie Zaklady Farmaceutyczne "Polfa" Spolka Akcyjna having its principal business at.: ul. A. Fleming 2, 03-176 Warsaw, Poland ("Polfa") and Dyadic International, Inc. a Florida corporation having a permanent place of business at 140 Intracoastal Pointe Drive - Suite 404, Jupiter, Florida 33477 USA ("Dyadic").

Whereas the Parties now recognize that in preparing the original agreement with regard to Section 8 Equipment Responsibility that the original estimate by Polfa for the modifications to the equipment **.

Whereas the Parties agree to amend the agreement in regard to Section 8 as follows:

Section 8.1 will be replaced with the following:

8.1 The financial responsibility for any modifications to the equipment to achieve the agreed upon baseline productivity is borne by Polfa,

         The costs of investments and modifications of equipment and their installation borne by Polfa to adjust its facilities in order to produce Product(s) shall be amortised for seven years (7). Improvements or modifications to equipment or facilities in order to



                                       **













         The parties confirm that above mentioned costs are estimated costs and final settlements will be made after completion of each stage of modernisation

** CONFIDENTIAL TREATMENT REQUESTED

                          Confidential Treatment Requested indicates portions of
                                  this document have been redacted and have been
                                           separately filed with the Commission.


         The ** will commence after the equipment and facilities are fully capable of producing product within the agreed Product Specifications.

         A interest factor may be added to the monthly charge based on the current month end **. The interest will be for one month calculated on the balance of the allowable costs minus the cumulative monthly charge paid by Dyadic excluding the interest or any credits for uses by other parties,

         If the equipment or facilities included in the allowable costs is used for production of either Polfa's own Products or a third parties Products then a suitable credit based on the number of fermentation days will be given to Dyadic. Likewise if the Ultra Filtration equipment supplied by Dyadic is used in the same manner then Polfa will pay to Dyadic for the usage based on a suitable formula.

         Each group of fermentors being modified must be approved in writing by Dyadic before committing to the modifications as per section 8.3.

         Both parties agree to immediately order equipment and begin modifications in order to as expediently as possible complete the first step of modifying two fermentors and the required recovery equipment. The parties agree that the goal is to be able to manufacture commercial product in the ** .


        Tarchominskie Zaklady Farmaceutyczne         Dyadic International, Inc.
                "Polfa" Spulka Akcyjna

        By:  /s/                                     By: /s/ Mark A. Emalfarb
             --------------------------------            ----------------------
             **                                          Mark A. Emalfarb
             Member of Board                             President


        By:  /s/
             --------------------------------             ---------------------
             **
             Member of Board

        Date:  08 05 2000                            Date: May 8, 2000
               ------------------------------


** CONFIDENTIAL TREATMENT REQUESTED

                          Confidential Treatment Requested indicates portions of
                                  this document have been redacted and have been
                                           separately filed with the Commission.


                                    AMENDMENT
                       TO CONTRACT MANUFACTURING AGREEMENT

                 entered into and effective on October 27, 1999
       between TARCHOMINSKIE ZAKLADY FANNACEUTYCZNE "POLFA" SPO1KA AKCYJNA
          and DYADIC INTERNATIONAL, INC. concluded on February 10,2004

Hereby, the parties agreed the following changes to the Contract Manufacturing
Agreement:

     1. Point 1.2. shall be replaced with the following:

     "Industrial Enzymes" shall mean all non-pharmaceutical enzymes used as a processing aid in production, or non-pharmaceutical enzymes used as an active ingredients including but not limited to the following industries: animal feed, alcohol, brewing, cheese making, ethanol, fruit juice, food, fructose, household & industrial detergents, starch processing, personal care products, pulp & paper and textile.

     2. Point 10 Confidentiality shall has the following wording:

     This Agreement shall maintain the terms .and conditions of the Secrecy Agreement entered between Dyadic, Inc. and Polfa, concluded on April 15, 1999, attached hereto as Appendix 2. The terms and conditions of the Secrecy Agreement will be extended to include the duration of this Agreement including any extensions and ** thereafter.
     Polfa specifically agrees that it will not at any time during the Term of this Agreement or any extensions of thereof or for ** years following the termination by Polfa, or ** following the termination by Dyadic, or by Polfa due to Dyadic's fault, provided that the fault is not rectified as specified in point 13.2, manufacture directly or indirectly for itself, or others, any Industrial Enzymes.

     3. Point 13.4 shall be changed as follows:

     Upon termination of this Agreement all Confidential Information, strains, documentation and technology are to be immediately returned to Dyadic and the strains and related know-how will not be used by Polfa, or any Polfa's affiliated companies, or for the benefit of any third party during and after the termination of this Agreement.

     4. Section 5 of Amendment to Contract Manufacturing Agreement signed by the parties on May 8, 2000 now shall have the following wording:

     An interest factor shall be added to the monthly charge based on the current month end ** rate. The interest will be for one month calculated on the balance of the allowable costs minus the cumulative monthly charges paid by Dyadic excluding interest or any credits for uses by other parties.

Tarchominskie Zaklady Farmaceutyczne            Dyadic International, Inc.
  "Polfa" Spulka Akcyjna

/s/                                             /s/ Mark A. Emalfarb
--------------------------------------          -------------------------------
**                                              Mark A. Emalfarb - President
President - General Manager

/s/
--------------------------------------          -------------------------------
**  - Member of the Board

Date: 10.02.04                                  Date: 2-10-2004
--------------------------------------          -------------------------------


** CONFIDENTIAL TREATMENT REQUESTED

                                      Confidential Treatment Requested indicates
                                    portions of this document have been redacted
                             and have been separately filed with the Commission.


                        CONTRACT MANUFACTURING AGREEMENT

This contract manufacturing agreement (the "Agreement") is made and entered into as on the Effective Date, by and between:


TARCHOMINSKIE ZAKLADY FARMACEUTYCZNE"POLFA" SPOLKA AKCYJNA having its principal of business at: ul. A. Fleming 2, 03-176 Warsaw, Poland ("Polfa")

represented by:

Pawel Rakowski -Member of Board
Jan Marszalek - Member of Board

and

DYADIC INTERNATIONAL, INC. ("Dyadic") a Florida corporation having a permanent place of business at 140 Intracoastal Pointe Drive - Suite 404, Jupiter, Florida 33477 USA.

represented by:

Mark Emalfarb - President

WHEREAS, Dyadic is engaged in development, marketing and production of Enzymes, and

WHEREAS, Dyadic desires to engage Polfa to produce Industrial Enzymes in large scale quantities, and Polfa has represented to Dyadic that it has expertise in large scale manufacturing of fermentation products; and

WHEREAS, Dyadic and Polfa desire to set forth in writing the terms and conditions of their agreements and understandings;

Now therefore, in consideration of the statements set forth above, which shall be deemed to be a substantive part of this Agreement, and the mutual promises, covenants, agreements, representatives and warranties contained herein, in the parties hereto agree to the following:

The terms and conditions of this Agreement are as set forth below:

1. DEFINED TERMS

1.1. "EFFECTIVE DATE" shall mean the date of the last signature to execute this Agreement;

1.2. "INDUSTRIAL ENZYME(S)" shall mean all non pharmaceutical enzymes used as a processing aids in production or active ingredients including but not limited to the following industries: animal feed, alcohol, brewing, cheese making, ethanol, fruit juice, food, fructose, household & industrial detergents, starch processing, personal care products, pulp & paper and textile.

** CONFIDENTIAL TREATMENT REQUESTED

1.3. "FERMENTOR BROTH" shall mean the fermentor contents, including cell mass, at the completion of a fermentation batch (including batch and fed batch fermentations and all withdrawals).

1.4. "FERMENTATION BATCH" shall mean the fermentation process resulting in fermentation broth from a fermentor.

1.5. "PARTY" shall mean either POLFA or DYADIC as the context requires, and "Parties" shall mean, collectively, POLFA and DYADIC,

1.6. "PRODUCT(S)" shall mean final (liquid) concentrate(s) of Enzyme as per DYADIC specifications. Final liquid concentrates include but are not limited to formulated liquid Product(s) and formulated or unformulated liquid concentrates intended for further processing inside and/or outside the POLFA facility.

1.7. "PRODUCT SPECIFICATIONS" shall mean the specifications for the production and quality control of the "Products", each specific product will have its specification sheet.

1.8. "FERMENTOR DAY", shall mean a twenty four-hour period after a fermentor has been charged with media and inoculated from the seed tank until the fermentor has ceased to be supplied with agitation, aeration and substrates.

1.9. "FERMENTATION DAYS" shall be the number of Fermentor Days required for a Product after the fermentor has been charged with media and inoculated from the seed tank until the fermentation protocol is complete. It will also include up to 24 hours as the amount of time agreed between the parties for clean up, change over, media loading, sterilisation and inoculation.

The Fermentation Days shall be expressed to the nearest tenth (1/10th) of a Fermentor Day. Thus for a total fermentation the total Fermentation Days could be **.

2. RELATIONSHIP

The Parties hereby establish a contract manufacturing relationship, whereby Polfa will conduct contract production of the Product(s) for Dyadic, utilising Dyadic's cultures and technology. Dyadic's cultures and technology. Dyadic's cultures and technology are defined for the purposes of this Agreement as those cultures and technologies that are owned by or licensed to Dyadic.
The production process will be conducted by POLFA at its facilities, properly equipped and staffed, to produce the Product(s), meeting Product Specifications. Dyadic shall provide Polfa with all technical and technology information, instructions and procedures available to Dyadic and necessary for the production packing and testing of the Product(s) including the strain(s) and procedures of the strain(s) handling as well as technical and technology assistance and training of Polfa's staff to enable Polfa to reach the highest level of capacity of production process for each Product.

The parties desire to establish a new common Polish company with ownership and other details to market the Product(s) produced under this Contract Manufacturing Agreement according to the terms and conditions to be consistent with the Letter of Intent signed by duly authorised representatives of the parties.

** CONFIDENTIAL TREATMENT REQUESTED

3. MANUFACTURE PROCESS

3.1. Polfa will operate its facility using qualified staff in a manner to ensure the efficient production of the Product(s) meeting the Product Specifications.

3.2. Polfa will provide fermentation production process for the efficient production of the Product(s) with similar processing requirements as the ** and ** processes provided by Dyadic meeting Product Specifications. Additional Product(s) with process requirements that require additional resources i.e. use of additional labour, energy, equipment, maintenance services, step processing, will be negotiated with the Charges for Product produced being adjusted by the appropriate cost.

Fermentation production processes are to include all necessary equipment, instrumentation and controls, and analytical services for the culture maintenance and propagation, fermentation (including fed batch with partial broth withdrawals), recovery (Including primary separation and flocculation of fermentor broth), concentration, formulation, Packaging, warehousing and shipment of the Product(s).
The disposal of the biomass wastes will be provided by Polfa. The currently suggested method as done for Polfa's own production would be by land application. All direct third party costs of the waste disposal for land application shall be borne by Dyadic. The parties upon signing this agreement will with all diligence and speed work toward the approval ` this methodology of disposal of the waste. This approval of land application or an alternative disposal method with its costs must be known before any modifications are made to the fermentor equipment or ultrafiltration equipment is ordered. If the documented estimates of an alternative method grossly exceed the land application the land estimates and make the Manufacturing costs of this enzyme uneconomical, then Dyadic can decide not to manufacture that enzyme at Polfa.
If the waste can be disposed of by land application but Polfa wishes to dispose of it in another method which may include additional Polfa effort not included in the Tooling Fee then the actual cost to Polfa will be borne by Dyadic but not to exceed land application Costs.
If the waste cannot be disposed by land application then the total cost of the other method including any additional effort by Polfa not included in the tooling fee will be borne by Dyadic. It is anticipated that the production of the Product(s) will require at minimum the Services identified in Appendix 1.

4. PROCEDURES

In performing the production process pursuant to this Agreement, Polfa shall use its best efforts to comply with the operating protocols for the Production and formulation of the Enzymes agreed to between the Parties. POLFA agrees not to implement process changes to the procedures without the prior written approval of Dyadic. Polfa will maintain and supply (in English) to Dyadic up to date written procedures as being used for the processing of the Product(s) including the process from culture handling through packaging. Polfa will maintain a record of changes to the procedures with dates and explanation of changes included in the record; such records will be available to Dyadic upon request.

5. CAPACITY AND PRODUCTION VOLUMES

5.1. Polfa agrees to provide full time to Dyadic for production of Enzymes up to ** fermentors as required by Dyadic. During the initial production, the parties agree that ** fermentors can be utilised for production of the Product(s) in place of ** fermentor. The Tolling Fee for the use of ** fermentor will be at the agreed upon Tolling Fee in 7.1.

** CONFIDENTIAL TREATMENT REQUESTED

Currently one of the ** fermentor being presented has a ** than the other two and if prorated from that used on the **. It is agreed that if yields of the other ** fermentors cannot be achieved in the ** fermentor that Polfa ** fermentors. If during the agreed trial run ** fermentor, Polfa is unable to achieve a ** then Dyadic can elect to not utilise the ** fermentors.

If agreed between the parties, **.

Dyadic will provide Polfa with a forecast of planned production volumes by Product(s).
Dyadic shall provide Polfa with a rolling forecast of requirements for the next twelve months every quarter end. Dyadic shall provide Polfa with firm orders for volumes of Product(s) 45 days in advance of production. Dyadic should give Polfa notification of a new Product(s) or the need to expand to another fermentor three months in advance provided that no additional investments are required.

5.2. The parties agreed that at the initial time of co-operation to confirm the possibilities of transfer of Industrial Enzyme production to Polfa's facilities, five pilot plant scale trials shall be performed. If the results of these trials are a success then one trial in ** fermentor shall be performed. For the first trial ** the scope of modification made by Polfa will be the minimum requirements necessary for such process.

The cost of raw materials and packaging needed for the trial shall be borne by Dyadic and Dyadic shall not pay Polfa any Tolling Fee.

If the results of the industrial trial are successful Polfa shall start to adjust its facilities to Industrial Enzyme production requirements and Dyadic shall provide Polfa with UF equipment per Section 8. 1.

5.3. Under this agreement Polfa is required to make modification in their fermentation area in order to be able to produce the Product(s) ("required changes"). If Dyadic does not produce Product at Polfa per this Agreement within six months after completion of the required changes then Dyadic will reimburse Polfa for the documented cost of these changes. The total reimbursement is not to exceed Polfa's estimate of **.

Both parties agree to use their maximum, efforts and recognise that time is of the essence in completing the pilot plant studies, commercial level demonstration trial fermentation, installing the modification and recovery equipment and starting commercial production of Industrial Enzymes.

6. PRODUCT SPECIFICATIONS

The Parties shall agree upon Production and Quality Control Specifications ("Product Specifications").

7. CHARGES FOR PRODUCT PRODUCED

7.1. Dyadic shall pay to Polfa for Product(s) produced meeting Product Specifications per each Fermentation Batch at a Product Price which shall be calculated on the following formula:

**

** CONFIDENTIAL TREATMENT REQUESTED

Secondly **.

The result is **

7.2. Charges.

7.2.1 A tolling fee of ** for the total Fermentation Days used (the "Tolling Fee"). 7.2.2 It is understood that Tolling Fee specified above is equal with **

7.2.3    **

7.2.4    **

7.2.5 The above mentioned Tolling Fee shall be valid for the period of twelve months from the date of the first commercial production provided that such commercial production shall be started within six months from the Effective Date, excluding delay caused by Polfa's fault.

For the following twelve (12) month period the Tolling Fee shall be adjusted and agreed using the following formula:

Adjustments:

**

The parties agree that the increase of the Tolling Fee in EURO cannot be greater
** .

If the Parties do not reach settlement on the annually adjusted Tolling Fee, the new Tolling Fee shall be referred for binding arbitration to an independent Chartered Accountant firm located in Poland. This firm would do their own calculations based on the methodology and limitations stated in 7.2.5. The costs for the work done by Chartered Accountant shall be borne by the party in error or if both are in error equally between the parties. In case of dispute until a new Tooling Fee is established by independent Chartered Accountant a previous Tooling Fee is utilised. After the new Tooling Fee is agreed upon, the fermentation charges in dispute will be recalculated with the new Tooling Fee and the difference will be immediately remitted by Dyadic.

7.3. The calculation of total toll charges per fermentation batch of Product(s) shall be ** .

7.4. Charges for Product produced set forth in this Article 7 is inclusive of all normal production phases including all but not limited to those items covered in App. 1, and shall include raw materials and packaging supplies, necessary for performance under this agreement: such Raw Materials and Packaging supplies shall be included at cost at the actual usage per Fermentation Batch in the Product Price charge in Section 7.1. Polfa will supply documented evidence of actual cost and usage of Raw Materials and Packaging to Dyadic. Dyadic will agree to maintain a deposit of ** with Polfa in order to aid in the carrying of Raw Materials and Packaging Inventory.

In keeping with the other costs the Raw Material and Packaging Costs will be translated into EURO at a translation rate of PLN/EURO published by Polish National Bank for the date of invoice issued by Polfa.

** CONFIDENTIAL TREATMENT REQUESTED

Dyadic will provide Polfa with a stand by Letter of Credit, of value of approximately a ** . The conditions of Letter of Credit are defined in Appendix 3 to this Agreement. The costs of the Letter of Credit shall be divided into two parties, i.e. the costs of it in Poland shall be borne by Polfa and the costs outside of Poland shall be borne by Dyadic.

7.5. Dyadic and Polfa agree that baseline productivity for each Enzyme production shall be calculated as follows:

7.5.1 Dyadic shall give to Polfa the level of productivity based on Dyadic's contract manufacturer's experience in the case of commercial products or pilot plant data for non-commercial products. **

7.5.2 A productivity baseline (on-going baseline) will be determined for each Product to be produced by Polfa for Dyadic. This productivity baseline is to only and exclusively be used in the case where the production level is impacted by a fermentor contamination, mechanical failure, operational error or where product is produced not in specification (the aforementioned to be defined as "Problem Fermentation(s)"). **

**

**

The in specification product will be agreed to be either measured in volume or weight of a specific activity product or in total activity units.

Prior to completion of the required **. This baseline will be used to calculate the prorated total fermentation charges for any fermentation where the production level is impacted by a fermentor contamination, mechanical failure, operational error or where product is produced not in specification.

After the agreed upon ** the ongoing baseline can be calculated and agreed upon, all batches where the total fermentation charges have been prorated before the on-going baseline could be calculated will be reviewed. This review will be to determine the prorated total fermentation charges based on the on-going baseline and determine if any credits are due to Dyadic or additional payments are due to Polfa.

7.5.3 All batches where the production level is not impacted by a fermentor contamination, mechanical failure, operational error or where product is produced in specification irrespective of obtained production level shall be paid per agreed total charges for all Product produced as it is defined in point 7.

7.6. All product manufactured by Polfa must meet the Product Specifications. Dyadic is not obligated to take possession of Product(s) not meeting the Product Specifications and Polfa will reimburse Dyadic the documented evidence of the costs, if any, borne by Dyadic for manufacture of such batch of Product, provided that it is no fault of Dyadic,

8. EQUIPMENT RESPONSIBILITY

8.1. The financial responsibility for any modifications to the equipment to achieve the agreed upon the baseline productivity is borne by Polfa.


** CONFIDENTIAL TREATMENT REQUESTED

The costs of investments and modification of equipment and their installation borne by Polfa to adjust its facilities in order to produce Product(s) shall be amortised for ten years (10) and the annual amortisation is to be added to the Tolling Fee, as per point 7. 1.

8.2. Dyadic has agreed for the initial fermentor used to provide the Ultra filtration equipment that Polfa would install at their cost. The Ultra filtration equipment would remain the property of Dyadic over the initial ten-year term of the agreement. After the initial term Dyadic would have the option to either sell the equipment to Polfa for an agreed upon value or remove the equipment.

Dyadic shall be responsible for the ** .

8.3. The responsibility for any additional investments, if any, to adjust Polfa's facilities for a new Product(s) shall be agreed upon by the parties.

9. PAYMENT TERMS

9.1. Polfa will send a regular invoice to Dyadic and such invoices shall be issued by Polfa on Release Date.

9.2. Dyadic shall make payments to Polfa within 30 days from the date of invoice issued by Polfa. Payment will be made directly to Polfa by Dyadic. If Dyadic does not pay within the given time then Polfa may draw on the stand by Letter of Credit. The Parties may agree that payments of Euro denominated invoices may be made in Polish Zlotys at the translated rate of PLN/EURO per the Polish National Bank for the day of settlement (according to Polish law).

9.3. All billings in this agreement will be subject where applicable to the applicable Polish Government VAT.

10. CONFIDENTIALITY

This Agreement shall maintain the terms and conditions of the Secrecy Agreement entered between Dyadic, Inc. and Polfa, concluded on April 15, 1999, attached hereto as Appendix 2. The terms and conditions of the Secrecy Agreement will be extended to include the duration of this agreement including any extensions and 5 (five) years thereafter. Polfa specifically agrees that it will not at any time during the Term of this Agreement or for five (5) years following the termination by Polfa or two (2) years following termination by Dyadic or termination by Polfa due to Dyadic's fault or any extension thereof manufacture directly or indirectly for itself, or others, any Industrial Enzymes as it is defined in point 1.2.

11. OWNERSHIP AND DELIVERY

11.1. Ownership of the Product and the risk of loss shall transfer to Dyadic upon Quality Control certification for the Product(s) meets Product Specifications on the Release Date. Polfa agrees to warehouse the full quantity of Product obtained from each ** liters fermentation batch in cold storage for a period of up to ** free of charge. Dyadic agrees to take physical possession of said Product within ** period from the date of Release Date or pay Polfa a warehousing fee to be agreed upon by the Parties.
All out of pocket costs related to shipments shall be borne by Dyadic.
Dyadic agrees to schedule shipments of not less than a minimum of **. In the event, Dyadic requires shipment of Product in quantities less than the amount stated above, the Parties agree that such shipment will incur an additional service charge agreed upon by both Parties.

** CONFIDENTIAL TREATMENT REQUESTED

11.2. All improvements in Dyadic's technology (processes or strains) either by Dyadic or Polfa are the sole property of Dyadic.

12. FERMENTATION USAGE AND CANCELLATION

12.1.1 All fermentors allocated to Dyadic may be used by Polfa at any time they are not used by Dyadic for manufacturing products allowed in this agreement. This is provided the manufacturing of these products is not detrimental to the production or scheduling of Dyadic production.

12.1.2 Cancellation of any rights to any fermentor Dyadic has produced in during the previously three months requires six months notification by Polfa.

12.1.3 In cancellation utilisation percentage the capacity fermentor days per period is ** of workdays. Workdays exclude any plant shutdowns such as vacation, equipment breakdowns or scheduled maintenance.

12.1.4 Cancellation can only be for each fermentor independent of the other. Cancellation of a fermentor must begin with the last added fermentor to actual production. If the total fermentor days of all fermentations produced in the previous three months is 75% of the total of all fermentors days activated for Dyadic then there can be no cancellation of any fermentors.

12.1.5 In the case of cancellation of any fermentor Polfa may purchase the installed equipment owned by Dyadic (see point 8. 1.) if Dyadic does not wish to keep it for use at another location. The purchase price would be **. The formula to be used would be **.

FIRST FERMENTOR

12.2.1 The First Fermentor can be ** .

12.2.2 In the first twelve months of use after the initial commercial production in this fermentor no cancellation can be made for any production level.

12.2.3 In the second and third year of use Polfa may cancel the right to this fermentor if Dyadic is utilising less than **.

12.2.4 After the third year of use Polfa. may cancel the right to this fermentor if Dyadic is utilising less than **.

SECOND FERMENTOR

12.3. 12.3.1 Dyadic will have a guaranteed option to increase production to the second ** years providing the first fermentor has not been cancelled.

12.3.2 After Dyadic has begun utilising the second Fermentor there is no utilisation requirement for the **.

12.3.3 After the ** of production Polfa can cancel Dyadic's rights to this fermentor if Dyadic is utilising ** days in the previous **.

** CONFIDENTIAL TREATMENT REQUESTED

THIRD AND FOURTH FERMENTOR

12.4.1 Dyadic has the right of first refusal on the third and fourth fermentor for ** years. If Polfa have a bonafide offer or requirement for production in the third or fourth fermentor, then Dyadic has ** to provide production requirements to Polfa to fill ** of this fermentor's capacity days. If Dyadic is not utilising the previous fermentor at this point, (i.e., Polfa wishes to permanently contract for using the fourth fermentor while Dyadic is only using the first and second fermentors) then the right of first refusal is only valid for **.

12.4.2 If Dyadic begins production in the third or fourth fermentor, other than for exercising the preceding option in 12.4.1, there will be no performance level requirement for the first year of use.

12.4.3 After the second year of production cancellation can occur if Dyadic is utilising ** the previous ** for the third or fourth fermentor.

13. TERM AND TERMINATION

13.1. This Agreement shall continue in effect from the Effective Date for ten
(10) years from effective date, with options for ** extensions each lasting for a minimum of an additional ten (10) years, unless extended by mutual written agreement of the Parties, or terminated pursuant to the provisions of Article 13.2.

13.2. In the event of default of a material term of this Agreement, the aggrieved Party shall provide written notice of such a breach, and may terminate this Agreement if such default is not cured within ninety (90) days of such written notice.

13.3. In the event of the sale and/or transfer by the Parties or by its successors of such of both Parties' assets which are necessary to implement this Agreement, both Parties (or its successors) will require any such sale and/or transfer to include an agreement by the Acquiring party to assume this Agreement on the same terms and conditions set forth herein.

13.4. Upon termination of this agreement all Confidential Information, strains, documentation, and technology are to be Immediately returned to DYADIC.

14. WARRANTY

14.1. Polfa warrants that the Product(s) shall meet the Product Specifications" upon Quality Control clearance, but Polfa is not responsible for any quality changes of Product(s) which appear during the storage of Product(s) in cooling store at temperature 10(0)C.

14.2. Polfa will maintain insurance for Dyadic's final Product(s) to the same extent that Polfa maintains its own products for a period of five days from the date of Release Date.

15. BATCH SAMPLES, REPORTS AND QUALITY CONTROL

15.1. Polfa agrees to provide Dyadic with periodic reports (including, but not limited to fermentation records showing all details of each fermentation and recovery records) and samples as agreed to by the Parties as it is specified in Appendix 4 to this Agreement.

** CONFIDENTIAL TREATMENT REQUESTED

15.2. The Parties agree that the quality control approval of the final Product(s) - QC Release (Release Date) - shall be made by Polfa according to the specification and procedures supplied by Dyadic for each Product(s). Dyadic may amend this process at any time upon Polfa's prior written consent, which consent shall not be unreasonably withheld.

16. ENTIRE AGREEMENT

This Agreement set forth the entire agreement of the Parties relating to the subject matter hereof. All prior agreements, understandings and representations are superseded by such Secrecy Agreement and this Agreement, and are without further effect. This Agreement may be amended only by written agreements signed by both Parties. Polfa acknowledges that only the President of Dyadic or his written designee may on behalf of Dyadic modify or enter into any agreements with Polfa.

17. NOTICE

All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or mailed, certified or registered mail return receipt requested and postage prepaid.

(a)  If to Dyadic:
     Mark Emalfarb
     President
     Dyadic International, Inc.
     140 Intracoastal Pointe Drive - Suite 404
     Jupiter, Florida 33477; USA
     and to:
     Robert S. Levin
     Levin & Ginsburg Ltd.
     180 N. LaSalle Street, 22nd Floor
     Chicago, Illinois 60601 - 2794

(b)  If to Polfa:
     **
     Polfa Tarchomin S.A.
     2, A. Fleming Str.
     03 -0176 Warsaw, Poland

Either Party may change the address or designee to which notice shall sent by giving written notice of such change to the other Party.

18. GOVERNING LAW

It is understood and agreed that the laws of Austria shall at all times and in all respects govern the construction and interpretation of this Agreement. All papers, agreement documents and instruments shall however be executed in English, which shall be the controlling language of this Agreement.

The both Parties will do their best efforts to resolve all matters and disputes in the amicably way.

** CONFIDENTIAL TREATMENT REQUESTED

All disputes arising from the interpretation of this Agreement - if not settled amicably - shall be referred to the settlements to the Arbitration Court at the International Chamber of Commerce in Vienna, Austria. The arbitration including appointment of arbitrators shall be carried out in accordance with the valid rules of the International Chamber of Commerce Rules of Arbitration.

The arbitration shall be conducted in the English language.

The award of Arbitration shall be final and binding for both parties. The parties bind themselves to carry out the awards of the arbitrators.

19. INDEMNIFICATION

19.1. Dyadic shall indemnify and hold Polfa harmless against all claims and expenses, including legal expenses arising out of the death of or injury and disease to any person or persons or out of any damages to property, whether during or after termination of this Agreement, resulting from the use of the "Products" produced and delivered in accordance herewith and accepted by Dyadic which is not attributable to the negligence of Polfa or its employee to follow the process and the "Product Specification".

19.2. Polfa, will recognise that the strains and know-how are the sole property of Dyadic and will use this technology and any other information to fulfil the purpose of this Agreement and no other. Polfa recognises that the technology revealed to Polfa by Dyadic contains certain Trade Secret information and Polfa agrees to maintain the same degree of confidentiality and protection with regard to the Trade Secrets of Dyadic as Polfa would maintain with regard to its own Trade Secrets. Polfa agrees that it will not use this Trade Secret information for its benefit or to the detriment of Dyadic except as needed for the satisfactory performance of this Agreement.

19.3. For all purposes hereunder, the Parties hereto agree to act as, and acknowledge, that each is an independent contractor to the other, with no capacity to legally bind the other Party nor to act at its agent, employee, joint venture or partner expect as specifically set forth herein, if at all, or in a separate writing executed by the Party to be bound.

19.4. Dyadic represent to the best of its knowledge and belief that production process(es) of Product(s) shall not infringe any third parties property rights. Nevertheless, in case Polfa would be sued by reason of an infringement of third parties property rights, Polfa shall promptly inform Dyadic thereof. Dyadic shall then conduct itself any defence of such suit at its own expense and hold Polfa harmless from and against any loss, claim, damage, expense or liability resulting from such infringement. Polfa agrees to assist Dyadic, without, however, assuming any monetary obligation.

20. FORCE MAJEURE

The Parties hereto shall not be liable for any failure to perform. as required by this Agreement, to the extent such failure to perform is due to circumstances reasonably beyond their control, such as labour disturbances or labour disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders of commotion, acts of aggression, acts of God, energy or other conservation measures, explosion, failure of utilities, mechanical breakdowns, material shortages disease, or other such occurrences.

** CONFIDENTIAL TREATMENT REQUESTED

21. SEVERABILITY

If any part or provision of this Agreement is found to be invalid or unenforceable, such part or provision will be deemed and amended so as to achieve, as nearly as possible, the same economic affect as the original part or provision and the remainder of this Agreement shall remain in full force and effect.

22. HEADINGS/GENDER

Paragraph headings or the use of a particular gender in this Agreement are for convenience and do not affect its construction or interpretation.

**

** CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX 1

**

1.       **

2.       **

3.       **

4.       **

5.       **

6.       **

7.       **







8.       **





9.       **


10.      **





11.      **







12.      **





13.      **


** CONFIDENTIAL TREATMENT REQUESTED

14.      **

15.      **



** CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX 3
                TERMS AND CONDITIONS OF STANDBY LETTER OF CREDIT

**



** CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX 4
                          SAMPLES OF PRODUCTION REPORTS

**



** CONFIDENTIAL TREATMENT REQUESTED

                                 APPENDIX 4. 1.
                                       **


** CONFIDENTIAL TREATMENT REQUESTED

                                  APPENDIX 4.2.

                                       **


** CONFIDENTIAL TREATMENT REQUESTED

                                  APPENDIX 4.3.
                              RUN PARAMETERS REPORT



                                       **

** CONFIDENTIAL TREATMENT REQUESTED

                                      Confidential Treatment Requested indicates
                                    portions of this document have been redacted
                              and have been separately filed with the Commission


                                                         POLFA TARCHOMIN(R) S.A.
--------------------------------------------------------------------------------

Centrala tel. 811 00 61, 811 80 1                          TARCHOMINSKIE ZAKLADY
Sekretariat tel. 811 03 51, fax 614 52 80                FARMACEUTYCZNE  "POLFA"
Dzial Sprezedazy tel. 811 95 00, 811 66 67                        SPOLKA AKCYJNA
Fax 811 04 66, tel/fax 811 18 23                 ul. Fleminga 2, 03-176 Warszawa
Dzial Eksportu tel/fax 811 18 09
                                                       Warsaw, February 11, 2004


MR. MARK EMALFARB
PRESIDENT & CHIEF EXECUTIVE OFFICER
DYADIC INTERNATIONAL, INC.
140 Intracoastal Pointe Drive
Jupiter, Florida 33477 USA

Hereby, Polfa Tarchomin S.A. having its business seat at: 2, A.Fleminga Street; 03-176 Warsaw; Poland presents and confirms that it recognizes the existing terms and conditions of the Contract Manufacturing Agreement concluded by and between Polfa Tarchomin S.A. and Dyadic International, Inc. on October 27, 1999 and it will provide Dyadic International, Inc. with required fermentation capacity according to the following time schedule:

      -    **;

      -    **;

      -    **.

Preliminary schedule will contain the following information:

      -    the scope of modernization, i.e. required investments and works;

      -    duties and responsibilities of each party;

      -    preliminary time table required to realize the whole project;

      - period of time to be necessary to start this modernization from the date of Dyadic's order to beginning of the works,

Polfa Tarchomin S.A. will secure the funds to carry out these modernizations.

/s/  [Illegible]
------------------------
President, General Manager


Date: 11/02/04
      -----------------------



** CONFIDENTIAL TREATMENT REQUESTED

                              LETTER OF UNDERTAKING

Hereby, Dyadic International, Inc. having its business seat at: 140 Intracoastal Pointe Drive - Suite 404, Jupiter, Florida 33477, USA

represented by:
Mr. Mark Emalfarb - President, Chief Executive Officer

confirms and presents that this letter provides the Board of Directors of Polfa Tarchomin S.A. with Dyadic International, Inc.' guarantee which Polfa Tarchomin S.A. can utilize to support Polfa Tarchomin S.A. application for credit. According to the terms and conditions of this guarantee agreement, upon completion of each step of modernization, Dyadic International, Inc. shall be obliged to provide Polfa Tarchomin S.A. with orders as is customary for toll-manufacturing of Industrial Enzymes and to take back manufactured Industrial Enzymes in amount equal to production, made utilizing not less ** capacity fermenters days during the whole period of the return of agreed modernization costs by Dyadic International, Inc. to Polfa Tarchomin S.A. provided that Polfa Tarchomin S.A. will make available to Dyadic International, Inc. required fermentation capacity according to the time schedule outline in Polfa Tarchomin's letter dated February 11, 2004,

**

Dyadic International, Inc. agrees and accepts the time schedule of realization of modernization by Polfa Tarchomin S.A.

This letter is enclosure to the Contract Manufacturing Agreement and it constitutes the integral part of this Agreement.


/s/  Mark Emalfarb
--------------------------------
Mark Emalfarb - President of
Dyadic International, Inc.

2-1-2004
--------------------------------
date:


** CONFIDENTIAL TREATMENT REQUESTED